Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the filing and incorporation by reference of our audit letter as of December 31, 2020, prepared for WPX Energy, Inc., included in or made part of this Registration Statement on Form S-4 of Devon Energy Corporation. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 10, 2021